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Beginning October 14, 2020, Conyers Park II Acquisition Corp. (“Conyers Park”) and Advantage Solutions Inc. (“Advantage”) used the following presentation in connection with the marketing process for the previously announced proposed new asset-backed revolving credit facility and first lien term loan credit facility expected to be in place at the close of the previously announced business combination between Conyers Park and Advantage:

Lender Presentation October 2020

Disclaimer Forward Looking Statements Certain statements in this presentation may be considered forward-looking statements. Forward-looking statements generally relate to future events or future financial or operating performance of Conyers Park II Acquisition Corp. (“CP”) or Advantage Solutions Inc. (the “Company”) and the proposed business combination (the “Business Combination”) involving CP and the Company and proposed refinancing transactions. For example, projections of future revenue and Adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by CP and its management, and the Company and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination; (2) the outcome of any legal proceedings that may be instituted against CP, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of CP, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet stock exchange listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that the Company or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the Company’s estimates of expenses and profitability; and (12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in CP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in CP’s Definitive Proxy Statement dated October 9, 2020. Nothing in this presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither CP nor the Company undertakes any duty to update these forward-looking statements. Non-GAAP Financial Measures This presentation includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including Adjusted EBITDA and certain ratios and other metrics derived there from and Credit Adjusted EBITDA and ratios derived there from. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. The Company believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Credit Adjusted EBITDA is presented in a manner consistent with the Company’s senior secured credit facilities. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Please refer to footnotes where presented on each page of this presentation or to the appendix found at the end of this presentation for a reconciliation of these measures to what the Company believes are the most directly comparable measure evaluated in accordance with GAAP. The Company has presented the financial data for the last twelve-month (“LTM”) period ended June 30, 2020 by adding the unaudited results of operations for the six-month period ended June 30, 2020 to its audited results of operations for the year ended December 31, 2020 and then subtracting the unaudited results of operations for the six-month period ended June 30, 2019. The financial data for the LTM period ended June 30, 2020 does not comply with GAAP. Industry and Market Data In this Presentation, CP and the Company rely on and refer to certain information and statistics obtained from third-party sources which they believe to be reliable. Neither CP nor the Company has independently verified the accuracy or completeness of any such third-party information. Estimates of industry and market data by Dechert-Hampe & Company ("Dechert-Hampe") referred to herein are derived from a study prepared for the Company by Dechert-Hampe and represent research opinions of Dechert-Hampe. The estimates of Dechert-Hampe referred to in this presentation are based on historical data that speaks as of May 31, 2019 or earlier, and not as of the date of this presentation. The markets that are the subject of the Dechert-Hampe market study may have changed significantly since May 31, 2019 and earlier time periods as a result of the passage of time and the COVID-19 pandemic.

Today’s Presenters Advantage Solutions Conyers Park II Joined Centerview Capital as a partner in 2016 Vice Chairman of The Simply Good Foods Company Former CEO and President of Big Heart Pet Brands (fka Del Monte Corporation) Former CEO and President of The Hershey Company Previous senior management positions at Nabisco and Kraft Foods B.S. from Bucknell University Joined Centerview Capital as a partner in 2014 Director of The Simply Good Foods Company Previously Head of U.S. Private Equity at Pamplona Capital Management and Head of the Consumer Group at Vestar Capital 25 years of private equity experience B.A. from University of Michigan, MBA from Harvard Business School Chief Executive Officer since 2013 29 years of experience at Advantage Solutions, previously serving as President and Chief Operating Officer and as President of Marketing Previously held roles with The J.M. Smucker Company Sits on the board of directors of Yum! Brands, Nordstrom and Enactus B.A. from California State University - Chico Chief Financial Officer since 2010 and Chief Operating Officer since 2015 12 years of experience at Advantage Solutions Former Vice President of Finance at Multi-Fineline Electronix, Inc. Formerly held roles with PWC B.A. in Business Administration from California State University - Fullerton, MBA from the University of Southern California Chief Commercial Officer since 2019 12 years of experience at Advantage Solutions, previously serving as President of Marketing Former President of the Interactive Publishing division of Navarre Corporation Previously held roles with TMP Worldwide B.A. from the University of Minnesota, B.S. from the University of Minnesota, Carlson School of Management Dave West Chief Executive Officer Brian Ratzan Chief Financial Officer Tanya Domier Chief Executive Officer Brian Stevens Chief Financial Officer and Chief Operating Officer Jill Griffin President and Chief Commercial Officer

Today’s Agenda 3. Business Overview 1. Transaction Summary 5. Conclusion 4. Financial Overview and Recent Performance Update 51 102 255 204 0 2. Conyers Park Investment Overview

Transaction Summary Section 1

Advantage Solutions (“Advantage” or the “Company”) is the leading provider of outsourced sales and marketing solutions to manufacturers of consumer goods and retailers across multiple channels The Company’s solutions include in-store and online headquarter sales, merchandising and marketing services, as well as digital and in-store sampling Advantage generated Revenue, Adjusted EBITDA, and PF Credit Adjusted EBITDA of $3.5 billion, $508 million, and $542 million, respectively, in the Last Twelve Months (“LTM”) ended June 30, 2020 On September 7, 2020, Advantage entered into an Agreement and Plan of Merger with Conyers Park II Acquisition Corp. ("Conyers Park") and the other parties thereto, pursuant to which Advantage will become a subsidiary of Conyers Park following the transaction (the "Transaction"). The Transaction would imply an enterprise value of approximately $5.2 billion (c.10.2x LTM 6/30/20 Adjusted EBITDA) Closing is expected as early as late October In support of the Transaction, the following financing is expected to be used to refinance certain existing indebtedness at Advantage, including: $400 million 5-year Asset-Based Revolving Credit Facility (“ABL Facility”) $1,600 million 7-year First Lien Term Loan $500 million Other Senior Secured Debt (pari passu) $1,154 million in cash and equity through $454 million held in trust with Conyers Park(1) and a $700 million common stock private placement (which includes a $200 million investment by existing shareholders, including CVC, Leonard Green & Partners, Bain Capital, and others) Pro forma for the Transaction, the Company would have First Lien / Total Leverage of 4.1x and Net Leverage of 3.8x, based on LTM 6/30/20 Adjusted EBITDA of $508 million Based on LTM PF Credit Adjusted EBITDA of $542 million, First Lien / Total Leverage will be 3.9x and Net Leverage will be 3.6x Executive Summary Assumes no redemptions.

Sources & Uses and Pro Forma Capitalization 153 204 255 255 255 153 204 255 204 51 102 255 204 0 Note: Adj. EBITDA reflects Management Adj. EBITDA which excludes certain adjustments that are included in the PF Credit Adj. EBITDA definitions. Importantly, the Adj. EBITDA presented above excludes the pro forma adjustment to give full-year effect to closed acquisitions which is included in the PF Credit Adj. EBITDA definition, includes the proportionate share of minority investment Adj. EBITDA which is excluded from the PF Credit Adj. EBITDA definition, and excludes other adjustments under the credit agreement which are included in the PF Credit Adj. EBITDA definition. The pro forma capitalization above also assumes no redemptions by CPII public stockholders.

Transaction Timeline Schedule Summary of Events Wednesday, October 14 Lender Meeting Thursday, October 22 First Lien Term Loan Commitments Due at 5pm Friday, October 23 Price and Allocate First Lien Term Loan Thereafter Close and Fund Transaction   Market Holiday October 2020 Sun Mon Tue Wed Thu Fri Sat 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31   Key Dates

Summary of Terms – ABL Facility 153 204 255 255 255 153 204 255 204 51 102 255 204 0 Borrower: Advantage Sales & Marketing Inc. (the “Borrower”) Guarantors: Holdings and each wholly owned material U.S. and Canadian subsidiaries of the Borrower, subject to customary exceptions Security(1)(2): First priority security interest in the Current Asset Collateral; Second priority interest in the Fixed Asset Collateral Facility: $400 million Asset-Based Revolving Credit Facility (the “ABL Facility”) Letters of Credit: $150 million sublimit Maturity: 5 years (2025) Borrowing Base: The sum of: 90% of investment grade eligible billed receivables of the Loan Parties; plus 85% of other eligible billed receivables of the Loan Parties; plus 75% of eligible unbilled receivables of the Loan Parties (provided that such eligible unbilled receivables shall not exceed 30% of the Borrowing Base at any time); plus 100% of qualified cash of the Loan Parties; minus Eligible Reserves to be agreed Drawn Pricing: L + 225 bps for the first fiscal quarter after Closing Date, then subject to excess availability based grid ranging from L + 200 – 250 bps LIBOR Floor: 0.50% Commitment Fee: Initially 37.5 bps for the first full fiscal quarter after the Closing Date, then 37.5 bps if utilization is < 50% of Maximum Borrowing Amount, 25.0 bps if utilization is > 50% of the Maximum Borrowing Amount Financial Covenant: Springing trailing four quarter FCCR of 1.0x, tested when Specified Excess Availability shall be less than the greater of (i) 10% of Maximum Borrowing Amount and (ii) $25 million (commencing with the first full fiscal quarter ended after the Closing Date) Field Examination: One per year, triggering to two when Specified Excess Availability for 5 consecutive business days < greater of (i) 17.5% of the Maximum Borrowing Amount and (ii) $43.75 million Borrowing Base Reporting: Monthly, springing to weekly if Specified Excess Availability is less than the greater of (i) $31.25 million and (ii) 12.5% of the Maximum Borrowing Amount for five consecutive business days or upon a Specified Default Admin & Collateral Agent: Bank of America, N.A. Current Asset Collateral shall comprise of Inventory, Deposit, Securities, and Commodities Accounts, General Intangibles (other than intellectual property, capital stock and intercompany loans), chattel paper, instruments, documents, commercial tort claims, letter of credit rights, supporting obligations, and other assets, and shall not include capital stock of the Loan Parties and their subsidiaries. Fixed Asset Collateral shall comprise of all collateral of the Loan Parties other than the Current Asset Collateral (including, to the extent constituting Collateral, intellectual property, equipment, and a pledge of the Capital Stock of the Loan Party’s direct wholly-owned subsidiaries).

Summary of Terms – First Lien Term Loan 153 204 255 255 255 153 204 255 204 51 102 255 204 0 Fixed Asset Collateral shall comprise of all collateral of the Loan Parties other than the Current Asset Collateral (including, to the extent constituting Collateral, intellectual property, equipment, and a pledge of the Capital Stock of the Loan Party’s direct wholly-owned subsidiaries). Current Asset Collateral shall comprise of AR, Inventory, Deposit, Securities, and Commodities Accounts, General Intangibles (other than intellectual property, capital stock and intercompany loans), chattel paper, instruments, documents, commercial tort claims, letter of credit rights, supporting obligations, and other assets, and shall not include capital stock of the Loan Parties and their subsidiaries. Borrower: Advantage Sales & Marketing Inc. (the “Borrower”) Guarantors: Holdings and each wholly owned material U.S. and Canadian subsidiaries of the Borrower, subject to customary exceptions Security(1)(2): First priority security interest in the Fixed Asset Collateral; Second priority interest in the Current Asset Collateral Facility: $1,600 million First Lien Term Loan Maturity: 7 years (2027) Incremental Facilities: Incremental Facilities capacity of greater of (i) 100% of Closing Date EBITDA and 100% of LTM Consolidated EBITDA, plus: First Lien / Pari Passu: Unlimited up to 4.00x Closing Date First Lien Net Leverage (‘No worse than’ prong) Junior Liens: Unlimited up to 4.00x Secured Net Leverage Ratio (‘No worse than’ prong) Unsecured: Unlimited up to 4.00x Total Net Leverage Ratio or 2.0x Interest Coverage Ratio (‘No worse than’ prong) Amortization: 1.00% per annum Mandatory Prepayments: ECF Sweep: 50% with step-downs to 25% and 0% when First Lien Net Leverage is 0.5x and 1.0x inside Closing Date First Lien Net Leverage, respectively Asset Sales: 100% net proceeds of non-ordinary course sales of Collateral with step-downs to 50% and 0% when First Lien Net Leverage is 0.50x and 1.00x inside Closing Date First Lien Net Leverage, respectively Debt Issuances: 100% of debt issuances (excluding permitted debt) Optional Prepayments: 101 soft call for 6 months Financial Covenant: None Negative Covenants: Usual and customary for facilities of this nature, including but not limited to limitations on Asset Sales, Restricted Payments, Indebtedness, Investments, and Liens, subject to exceptions and thresholds

Conyers Park Investment Overview Section 2

Our Investment Thesis Advantage is the leader in the mission-critical sales and marketing services industry Emerged as the go-to-company in the industry Significant and durable competitive advantages due to scale, differentiated capabilities and investment in talent and technology over time Operates in large and stable end markets Consistent end market growth over time à driven by the underlying growth of the CPG industry, food inflation and continued outsourcing by CPG manufacturers and major retailers Diverse and sticky revenue streams Highly recurring revenue à client / customer average retention rate of 98% (from 2010 – 2019)(1) Attractive financial profile Consistent track record of growth, through different economic cycles Capital-efficient business model à limited reinvestment requirements, resulting in strong free cash flow Flexible cost structure à large variable cost component Multiple levers for future growth Significant whitespace with existing clients in existing channels Opportunity for incremental growth through new client wins, new channels and new service offerings Further international expansion Attractive M&A platform, with a robust strategic acquisitions pipeline Tuck-in M&A to continue to enhance portfolio of service offerings in both sales and marketing Free cash flow characteristics provide ample capital for M&A at lower leverage levels Acquired over 60 businesses since 2014 at attractive prices High quality, proven management team (1)Defined as prior year total revenues less annual revenues from lost clients in that period, divided by prior year total revenues.

Why We Believe Advantage Is a Terrific Business and a Terrific Value Advantage is better positioned versus competition today than it ever has been Clear leader in the space #1 share in key business units Unmatched scale and capabilities and proprietary technology tools Resilient business model that has performed well in difficult times over its history 2008 recession Restructuring of retail coverage COVID-19 Well positioned to take advantage of long-term trends Including growth in e-commerce and in private brands High quality management team à proven winners over time Jim Kilts has been on the board of the Company since 2014 (as part of Centerview Capital’s investment in the business) Knows team and business very well Financial model is solid and represents excellent value

Business Overview Section 3

Company Snapshot 400+ Data Analytics Professionals …resulting in durable competitive advantages and high barriers to entry Advantage manages critical sales, merchandising and marketing activities for clients at scale across the entire consumer ecosystem… 3,500+ Clients 200,000+ Retail Outlets 58,000+ Associates Select Brands Select Retailers

What Advantage Does Essential partner to leading brands and retailers, helping clients reach consumers every day in-store and online through technology-enabled sales and marketing solutions SHOPPER’S PATH TO PURCHASE Pre-Shop: Build Awareness and Drive Traffic Shop: Brand Engagement and Influence Purchase Post-Shop: Create Brand Loyalty Order Reconciliation Insight-Based Sales Plan Brand Strategy and Planning PRODUCT'S PATH TO PURCHASE SALES Retailer HQ Sales Call Order Administration Retail Merchandising 1 2 3 5 1 2 4 MARKETING 1 2 3 4 5 6 3 2 1 7 In The Shopper’s Cart Consumer Purchase Consumer Purchase 4 4 Represents activity supported by proprietary technology and insights Path to purchase journey, process, design and graphic Copyright © 2020 Advantage Solutions Inc. All Rights Reserved.

We Divide Advantage Into Two Operating Segments 2019A Total Revenue of $3.8bn Clear market leader across core service lines in both Sales and Marketing segments with attractive platforms for growth in e-commerce Sales Revenue $2.0bn (52% of Total) Marketing Revenue $1.8bn (48% of Total) Traditional Channel (75% of Segment) Primarily Recurring Commission & Other Fee Revenue Food Service (10% of Segment) Primarily Recurring Commission Revenue International JV (15% of Segment) Primarily Other Fee Revenue Experiential (70% of Segment) Primarily Revenue from Long-term Contracts with Retailer to Charge Per-Event Fee to Brands Agency (30% of Segment) Recurring Commission, Retainer & Other Fee Revenue

Our Sales Business:
Leader in Essential Sales and Merchandising Services

- Provides essential sales and merchandising services to increase consumer product sales in-store and online for leading brands and retailers
- Large and critical partner managing the vital link between brands and retailers → with comprehensive coverage of CPGs, retail and foodservice
  - Traditional retail channels[(1)] business represents $1bn+ of revenue
- Industry leading talent, technology and capabilities
- Competitive advantages from scale, expertise and sticky relationships with long-term blue-chip clients
- Clear market leader in large and stable U.S. outsourced sales and merchandising market
- Early leadership in building international sales and marketing platform with European Joint Venture

Market Leader with Scale Advantages

U.S. Sales Agency Revenue
(Data as of 2018)



ADVANTAGE SOLUTIONS
20%
Total Market: ~$7bn
Other
55%
19%
Acosta
6%
Crossmark

Strong #1 market share position

Since 2018 *(data above)*, Advantage has won 9 large national accounts → has further solidified leadership position in the industry

Industry fragmentation presents opportunity for future growth

Source: Market data represents estimates from Dechert-Hampe industry report (based on 2018 data).
(1) Traditional retail channels includes physical and digital outlets in grocery, drug, mass, convenience, club and natural / specialty.

17

Our Marketing Business:
Leader in Attractive Large and Growing Categories

- Market leader in experiential marketing and sampling
  - $1bn+ of revenue
  - Sticky long-term partnerships with leading retailers
  - Competitive advantages from scale, expertise and technology create high barriers to entry
  - Innovation leader with omni-channel vehicles *(e.g., virtual advisors, e-commerce and online pick-up sampling)*
- Powerful collection of highly relevant agency capabilities against growing channels
  - Award winning shopper and consumer marketing services
  - Full-service digital marketing solutions
  - Industry pioneer and leading provider of private label services

Experiential

Strong #1 Market Share Position

Manage Leading Retailers' Critical In-store and Online Sampling Programs

Walmart · TARGET · Kroger · WHOLE FOODS MARKET

Ad Age #1 Experiential / Events Agency 7-Years Running

COSTCO WHOLESALE

30+ Year Global Partnership

Agency

Shopper & Consumer	Ad Age #1 U.S. Promotion Agency 7-Years Running
Digital	Full-Service Digital Agency
Private Label	#1 Provider of Private Label Services

Source: Market data represents estimates from Dechert-Hampe industry report (based on 2018 data).
Ad Age award information from Ad Age Agency Report.

18

How Advantage Services the E-commerce Market

Well Positioned to capitalize on E-commerce growth opportunity with existing and new capabilities

Total U.S. Grocery Sales Mix 2020E	Est. U.S. E-commerce Grocery Sales Mix
$1,121 Bn	**$71 Bn**
E-comm Grocery Sales $71 Bn *(6% of Total)*	**Omnichannel & 3rd Party** >$60 Bn *(>85% of E-comm)*
Off-line Grocery Sales $1,050 Bn *(94% of Total)*	**Online Retailers** <$11 Bn *(<15% of E-comm)*

How Advantage Solutions Services Market

Advantage Mix In-line with End Market

Omnichannel Retailers & 3rd Party Delivery Providers
(e.g., Walmart, Kroger, Instacart, etc.)

- Key Services: HQ Sales & Merchandising, E-comm Sampling, & Other
- Opportunity Type: HQ Sales Within Existing Service Relationships (Same as Off-line) & Other Mostly Incremental
- Revenue Model: HQ Sales Commission (Same as Off-line) & Other Mostly Fee / Per Activity Revenue

Online Retailers
(e.g., Amazon and Other Pure-play E-tail)

- Key Services: Sales (1P & 3P), Merchandising, Marketing, & Other
- Opportunity Type: Mostly Incremental
- Revenue Model: 1P Commission, 3P Product Sales & Other Fee Revenue

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Source: Total U.S. Grocery Sales Mix 2020E from Morgan Stanley Research. Estimated U.S. E-commerce Grocery Sales Mix includes estimates from Edge by Ascential and Second Measure.

Our Digital Commerce Services: Unique Capabilities to Win in E-commerce Market Building end-to-end platform to manage all aspects of clients’ e-commerce value chain across sales, merchandising and marketing activities Leading partner at key e-commerce retailers including: Well positioned to capture significant growth in market for digital and e-commerce services versus fragmented competitive set à driven by Advantage’s expertise and trusted relationships with leading brands and retailers Seeing accelerated adoption of these services and expect market to continue to create opportunity as the channel evolves and grows First Party HQ Sales Business Advisory Third Party Market Sales Content Creation Content Syndication Digital Advertising Brand Advocacy E-Commerce Sales Online Merchandising E-Commerce Marketing Key Capabilities Select Clients

Advantage is an Indispensable Component of the Value Chain… Deeply integrated with leading brands and retailers, managing critical components of how they execute their go-to-market strategy to grow their business every day Brand Partnership: Leading CPG Manufacturer Retailer Partnership: Leading Grocery Retailer Headquarter Sales Dedicated Category Management Foodservice Retail Servicing Digital & Media Occasion Based Marketing Shopper Marketing Joint Business Planning +10 Year Partnership Retailer-Centric Merchandising In-Store Sampling (Experiential) Private Brand Development Digital Content Marketing Sales

…With Expanding Partnerships from Earned Trust… Retail Service Agency National Headquarter Sales Retail Experiential Business Intelligence and Technology Food Service Marketing Consumer Promotion Agency Shopper Marketing Agency E-Commerce Agency Sales Marketing Strong Partnership Providing Critical Services for 25+ Years Leading CPG Manufacturer

…Resulting in Strong, Long-Term Relationships… (1) Defined as prior year total revenues less annual revenues from lost clients in that period, divided by prior year total revenues. From 2010 through 2019, Advantage has achieved an average revenue-weighted client retention rate of ~98%(1)

…Creating a Proven Track Record Across Economic Cycles 15.8% 16.1% 17.8% 16.7% 17.5% 17.5% 17.4% 19.1% 19.3% 19.6% 18.2% 12.7% Note: Dollars in millions. Acquisition of Daymon closed December 2017. Revenue and Adjusted EBITDA CAGRs based on 2007 – 2019 time period. Organic revenue CAGR based on 2008 – 2019 time period. (1)Adjusted EBITDA and Adjusted EBITDA margin are measures that are not calculated in accordance with GAAP. For a reconciliation of Adjusted EBITDA to net income (loss), please see the appendix to this presentation. (2)Organic revenue excludes the impact of acquisitions and divestitures, when applicable. Organic CAGR is calculated based on cumulative organic revenues. Adj. EBITDA Margin(1) 2008 – 2010 Revenue CAGR: 9.6% Adjusted EBITDA(1): 11.8% 13.3% Daymon Acquisition in December 2017 Revenue CAGR: 12.6% Organic Revenue CAGR(2): 4.0% Adj. EBITDA CAGR(1): 11.0%

Daymon Acquisition Significantly Strengthened Competitive Position #1 Provider of Brand Services Retailer-Centric Merchandising Private Label Services Experiential Marketing Filled Gap Filled Gap Share Added pioneer and leader in retailer merchandising Added attractive in-store demo partnerships with Costco, Whole Foods and other retailer chains 1 2 3 #1 Provider of Retailer Services Added pioneer and leader in private brand development services Combination created the industry’s leading provider of services to both brands and retailers

COVID-19 Temporary Headwinds for Portions of Advantage Marketing Sales % of 2019A Revenues Current Status* COVID-19 Impact Post-COVID-19 Long-Term Outlook Temporary Disruption Positive / Neutral Neutral Neutral Positive Positive Resilient business model and flexible cost structure position Advantage well to weather short-term headwinds Expect most materially impacted business units to recover once they are operational because of durable demand Brand and retailer centric sales ↑ Digital commerce ↑ Foodservice and all other ↓ Experiential In-Store Sampling ↓ Virtual Sampling / Events ↑ All other marketing Digital marketing ↓ Agency 1 Brand development ↑ * Represents impact to demand and earnings during COVID.

Financial Overview and Recent Performance Update Section 4

Key Drivers of Financial Performance

1. **Large and Stable End Markets Provide Strong Baseline**
   Stable consumer end market CAGR of ~3%[1]

2. **Diverse Streams of Revenue**
   2019 Revenues ~52% Sales and ~48% Marketing

3. **Highly Recurring Relationships**
   98% Avg. Revenue-weighted Client Retention Rate from 2010 - 2019

4. **Flexible Cost Structure**
   Large variable cost operations with manageable cost levers

5. **Capital-Efficient Business Model**
   Limited required reinvestment resulting in discretionary free cash flow

6. **Attractive Organic Growth Platform**
   Strong track record of whitespace & new client wins and operating efficiency

7. **Compelling Tuck-in Acquisition Platform**
   Acquired 62 Businesses since 2014 at attractive prices

1. Represents 2.8% CAGR of total retail sales from 2000 to 2018 as reported by Euromonitor; includes Packaged Food & Soft Drinks, Consumer Health, Beauty and Personal Care categories.

28

Summary Financials – Revenue Sales Note:Dollars in millions. Includes historical acquisitions. Numbers presented may not foot due to rounding. Marketing Commentary Daymon acquisition contributed meaningful growth in 2018 Strong organic growth in 2019 2020 meaningfully impacted by COVID-19 à strength in sales segment and weakness in marketing segment Growth: 9.7% 16.9% 5.3% 27.1% 123.4% (1.1%) 15.1% 53.4% 2.1% ($ in millions)

Summary Financials – Adjusted EBITDA (and % Margin) Commentary Acquisition of Daymon business contributed to overall margin decline in 2018 due to mix Modest margin growth from cost efficiencies and favorable mix in 2019 Sales Marketing Note:Dollars in millions. Includes historical acquisitions. Numbers presented may not foot due to rounding. Growth: 1.1% (13.7%) 4.9% 33.7% 80.5% 10.4% 6.9% 7.2% 6.9% ($ in millions)

First Half of 2020 Summary Revenue Adjusted EBITDA (and % Margin) Strong start to the year prior to COVID-19 (January – February) COVID-19 impacted the business starting in March Q2 results down largely due to temporary disruption in the experiential marketing business Strong Adjusted EBITDA performance a result of flexible cost structure and favorable mix Note:Dollars in millions. Includes acquisitions. Revenue and Adjusted EBITDA numbers are on a consolidated basis. Numbers presented may not foot due to rounding. Growth: Commentary 1.2% -- (30.4%) -- 10.9% -- (5.8%) -- Q2 Results Q1 Results Q2 Results Q1 Results

Long-Term Growth Algorithm Long-term organic revenue growth drivers (2023 & Beyond) Underlying growth of the CPG industry and food inflation Historical ’08 – ’19 organic revenue CAGR of 4.0% Upside from whitespace with existing clients, new business wins and outsourcing trends Long-term organic Adjusted EBITDA growth drivers (2023 & Beyond) Operational efficiency We expect to accelerate growth through M&A Continue to enhance portfolio of service offerings in both sales and marketing Historical ‘07 – ’19 revenue and Adj. EBITDA CAGRs of 12.6% and 11.0%, respectively 2021E and 2022E Organic growth expected to exceed long-term targets as company recovers and grows off of conservative COVID-19 impacted base

Strategic and Financially Attractive Tuck-In Acquisition Strategy Number of Acquisitions Per Year Philosophy Disciplined approach to M&A that has delivered consistent and attractive returns Invest where there are unmet client needs and there are… Industry tailwinds Opportunities to fill capability gaps Needs for geographic fill-ins Opportunities to widen lead High degrees of confidence in the achievability of synergies Opportunities for Advantage to apply core competencies in logical adjacencies

Conclusion Section 5

In Conclusion… Advantage is a clear leader in the mission-critical sales and marketing industry with unmatched scale, capabilities, and proprietary technology Better positioned versus competition today than it ever has been High quality management team à proven winners Conyers Park II investment adds value to the business Equity infusion and concurrent refinancing de-levers and de-risks the balance sheet Deleveraging from 6.6x to 4.1x Total Debt / EBITDA based on LTM 6/30/20A Adj. EBITDA of $508 million (1) Extends the debt maturity profile significantly $3.3 billion pro forma equity cushion enhances credit profile for debt investors Additional infusion of equity from existing sponsor owners re-affirms their belief in the business and the team The transaction will provide the company with sufficient liquidity to continue to effectively operate and build the business within core service lines and exciting growth channels like e-commerce and challenger brands (1)Based on LTM PF Credit Adjusted EBITDA of $542 million, the Company is deleveraging from 6.2x to 3.9x Total Debt / EBITDA.

Appendix

Q2 2020 Update Note: There may be variance due to rounding. Selected Commentary Summary Financials 2020 Q2 Total Revenues: Decreased ($280mm), or (30.4%), y/y driven by COVID-19. Organic revenue ex-FX decreased (32.2%) Sales:  2020 Q2 revenues decreased ($15mm), or (3.1%), and organic revenue ex-FX decreased (6.5%) y/y driven by the decline in our Food Service and International businesses during the pandemic Marketing:  2020 Q2 revenues decreased ($266mm), or (59.4%). Organic growth ex-FX decreased (59.6%) y/y. Results primarily driven by the temporary suspension of our in-person sampling business because of COVID-19 2020 Q2 Total Adj. EBITDA: Decreased ($7mm), or (5.8%), y/y. Margins improved 460bps; driven by Marketing decline from COVID-19 and growth in Sales partially offsetting Sales:  Adj. EBITDA increased $17mm, or 22.5%; margins increased 410bps y/y primarily driven by client wins, increased consumption at retail due to COVID-19 and growth in our digital commerce business Marketing:  Adj. EBITDA decreased ($23mm), or (51.6%), due to revenue decline

First Half of 2020 Update Selected Commentary Summary Financials 2020 YTD Q2 Total Revenues: Decreased ($270mm), or (15.1%), y/y driven by COVID-19. Organic growth ex-FX decreased (16.9%) Sales:  2020 YTD Q2 revenue increased $37mm, or 3.9% y/y, and organic growth ex-FX increased 0.5%, y/y Marketing:  2020 YTD Q2 revenue decreased ($306mm), or (35.6%). Organic growth ex-FX decreased (35.8%) y/y. Results primarily driven by temporary suspension of our in-store sampling business, caused by COVID-19 2020 YTD Total Adj. EBITDA: Increased $4mm, or 1.6%, y/y. Margins improved 240bps; driven by favorable Sales results offsetting Marketing decline from COVID-19 Sales:  Adj. EBITDA increased $33mm, or 23.9%; margins increased 280bps y/y primarily driven by client wins, increased consumption at retail due to COVID-19 and growth in our digital commerce business Marketing:  Adj. EBITDA decreased ($29mm), or (36.8%), due to revenue decline Note: There may be variance due to rounding.

Non-GAAP Reconciliation *(1/4)*

Adjusted EBITDA reconciliation for Q1 and Q2 results *(for 2019 and 2020)*

(in millions)	Three Months Ended March 31, 2019	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020
Net Income / (Loss)	$ (44)	$ (22)	$ (13)	$ (38)
Interest Expense	61	52	60	52
Income Tax Expense / (Benefit)	1	1	(2)	(14)
Depreciation and Amortization	58	60	59	59
Management Fee and Stock Based Compensation(1)	2	4	1	4
Acquisition Related Expenses and Contingencies(2)	12	10	11	9
EBITDA for Economic Interests in Investments(3)	(1)	(2)	(2)	(1)
Restructuring Charges(4)	2	1	1	46
Other One-Time Charges(5)	5	2	4	(5)
Adjusted EBITDA	$ 96	$ 106	$ 119	$ 112

(in millions)	Three Months Ended March 31, 2019	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020
Numerator - Revenues	$ 869	$ 879	$ 922	$ 642
Denominator - Adjusted EBITDA	96	106	119	112
Adjusted EBITDA Margin	11.0%	12.1%	12.9%	17.5%

(in millions)	Sales Segment Three Months Ended March 31, 2019	Sales Segment Three Months Ended March 31, 2020	Marketing Segment Three Months Ended March 31, 2019	Marketing Segment Three Months Ended March 31, 2020	Sales Segment Three Months Ended June 30, 2019	Sales Segment Three Months Ended June 30, 2020	Marketing Segment Three Months Ended June 30, 2019	Marketing Segment Three Months Ended June 30, 2020
Operating income (loss)	$ 13	$ 24	$ 5	$ 7	$ 27	$ 11	$ 18	$ (11)
Depreciation and amortization	40	43	17	17	40	42	19	17
Management Fee and Stock Based Compensation(1)	2	3	—	1	1	4	—	—
Acquisition Related Expenses and Contingencies(2)	8	8	5	1	7	8	3	1
EBITDA for Economic Interests in Investments(3)	(1)	(2)	—	—	(2)	(1)	—	—
Restructuring Charges(4)	1	1	1	—	—	23	1	23
Other One-Time Charges(5)	—	1	5	2	—	3	4	(8)
Segment Adjusted EBITDA	$ 63	$ 78	$ 33	$ 28	$ 73	$ 90	$ 45	$ 22

Note: Dollars in millions. Numerical figures included in this slide have been subject to rounding adjustments
(1) Historical management fees paid to existing shareholders and non-cash stock based compensation expense.
(2) Includes one-time acquisition-related expenses and certain non-cash fair value adjustments related to prior acquisitions.
(3) Adjustment reflects Advantage's proportional share of Adjusted EBITDA related to its equity method investments and removal of Adjusted EBITDA related to minority investments.
(4) One-time restructuring activities costs associated with non-recurring reorganization projects.
(5) Other charges consists primarily of one-time losses and costs associated with the Take 5 matter.

39

Non-GAAP Reconciliation *(2/4)*

Adjusted EBITDA reconciliation on annual basis for 2007 – 2019 time period

	Fiscal Year Ended December 31,												
	2007	2008	2009	2010	2011	2012	2013	2014 (i)	2015	2016	2017	2018	2019
(in millions)				Unaudited				Unaudited					
Net Income / (Loss)	**$ 6**	**$ (201)**	**$ 21**	**$ (35)**	**$ (25)**	**$ 4**	**$ 35**	**$ (99)**	**$ 25**	**$ 31**	**$ 388**	**$ (1,151)**	**$ (20)**
Interest Expense	70	59	46	96	107	112	106	168	161	167	180	230	232
Income Tax Expense / (Benefit)	10	(13)	16	—	(9)	(8)	18	(17)	18	23	(359)	(168)	1
Depreciation and Amortization	51	53	60	58	125	145	126	144	165	170	180	225	233
Management Fee and Stock Based Compensation(1)	1	1	1	1	2	2	2	3	7	8	10	(2)	8
Acquisition Related Expenses and Contingencies(2)	—	(5)	—	66	5	1	—	128	(21)	9	38	6	33
EBITDA for Economic Interests in Investments(3)	—	—	—	—	—	(11)	(13)	—	1	2	(4)	(7)	(8)
Restructuring Charges(4)	—	—	—	—	—	—	—	—	5	2	7	12	5
Other One-Time Charges(5)	6	255	26						4	(1)		1,326	20
Adjusted EBITDA	**$ 144**	**$ 149**	**$ 170**	**$ 186**	**$ 205**	**$ 245**	**$ 274**	**$ 327**	**$ 365**	**$ 411**	**$ 440**	**$ 471**	**$ 504**

	Fiscal Year Ended December 31,												
	2007	2008	2009	2010	2011	2012	2013	2014 (i)	2015	2016	2017	2018	2019
(in millions)													
Numerator - Revenues	$ 907	$ 924	$ 953	$ 1,110	$ 1,171	$ 1,401	$ 1,575	$ 1,714	$ 1,895	$ 2,100	$ 2,417	$ 3,708	$ 3,785
Denominator - Adjusted EBITDA	144	149	170	186	205	245	274	327	365	411	440	471	504
Adjusted EBITDA Margin	**15.8%**	**16.1%**	**17.8%**	**16.7%**	**17.5%**	**17.5%**	**17.4%**	**19.1%**	**19.3%**	**19.6%**	**18.2%**	**12.7%**	**13.3%**

Note: Dollars in millions. Unaudited periods 2010 and 2014 are both comprised of audited stub periods to sum up to full year financials (individual stub periods within each year are audited, full year summations are unaudited).

(1) Historical management fees paid to existing shareholders and non-cash stock based compensation expense.
(2) Includes one-time acquisition-related expenses and certain non-cash fair value adjustments related to prior acquisitions.
(3) Adjustment reflects Advantage's proportional share of Adjusted EBITDA related to its equity method investments and removal of Adjusted EBITDA related to minority investments.
(4) One-time restructuring activities costs associated with non-recurring reorganization projects.
(5) Other charges consists primarily of one-time losses and costs associated with the Take 5 matter. 2008 and 2018 adjustments include non-cash intangibles impairment expenses.

40

Non-GAAP Reconciliation *(3/4)*

(in millions)	Year Ended December 31, 2018	Year Ended December 31, 2019	LTM Period Ended June 30, 2020
Net (loss) income	$ (1,151)	$ (20)	$ (22)
Add:			
Interest expense, net	230	232	215
Income Tax Expense / (Benefit)	(168)	1	(11)
Depreciation and amortization	225	233	235
Management Fee and Stock Based Compensation[(1)]	(2)	8	13
Acquisition Related Expenses and Contingencies[(2)]	6	33	28
EBITDA for Economic Interests in Investments[(3)]	(7)	(8)	(8)
Restructuring Charges[(4)]	12	5	50
Other One-Time Charges[(5)]	1,326	20	8
Adjusted EBITDA	**$ 471**	**$ 504**	**$ 508**
Add:			
Interest income	1	1	1
Foreign exchange losses on operations[(6)]	—	2	2
Credit Adjusted EBITDA adjustments for economic interest[(7)]	(10)	(11)	(10)
Dividends and asset sale[(8)]	4	3	2
Public company costs[(9)]	—	—	—
Legal fees and settlements[(10)]	4	6	4
Severance[(11)]	3	2	2
Retention and nonrecurring incentives[(12)]	3	1	1
Recruiting and relocation[(13)]	3	3	3
Non-cash bad debt expense[(14)]	5	6	5
Estimated business development and divestitures[(15)]	—	3	—
Acquisitions and divestitures[(16)]	6	2	7
Credit Adjusted EBITDA	**$ 490**	**$ 522**	**$ 525**
Proforma effects of Restructuring[(17)]			17
Proforma Adjusted EBITDA			**$ 542**

41

Non-GAAP Reconciliation (4/4) Note: Dollars in millions. Numerical figures included in this slide have been subject to rounding adjustments Historical management fees paid to existing shareholders and non-cash stock based compensation expense. Includes one-time acquisition-related expenses and certain non-cash fair value adjustments related to prior acquisitions. Adjustment reflects Advantage’s proportional share of Adjusted EBITDA related to its equity method investments and removal of Adjusted EBITDA related to minority investments. One-time restructuring activity costs associated with non-recurring reorganization projects. Other charges consists primarily of one-time losses and costs associated with the Take 5 matter. 2008 and 2018 adjustments include non-cash intangibles impairment expenses. Represents foreign exchange gains or losses. Represents reductions to remove (i) Equity in Earnings from unconsolidated investments, (ii) our proportional share of Adjusted EBITDA related to our equity method investments, and (iii) the Credit Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate. Represents cash dividend payments received from our unconsolidated affiliates and cash received from the sale of businesses. Represents incremental costs associated with public company reporting requirements. Represents legal settlements and other external legal expenses. Represents severance payments to employees. Represents one-time bonuses and retention payments to employees. Represents costs for fees paid to external recruiting agencies and amounts paid to employees related to relocation. Represents non-cash estimate of the portion of outstanding accounts receivables that were determined to be no longer collectible primarily due to client bankruptcies. Represents estimated business development costs for new programs and geographies and costs to wind down programs strategically exited. Represents adjustments to give pro forma effect to the results associated with acquisitions, net of divestitures, made during the period presented as if each such acquisition or divestiture had been completed as of the first day of the period presented and, to improve comparability of results from period to period, excluding the impact of divestitures, when applicable. Represents pro forma effects of costs associated with various internal reorganization activities among our consolidated entities primarily related to savings from the exit of certain office leases.

Organizational Structure Advantage Solutions Inc. (“Advantage Solutions”) Karman Intermediate Corp. (“Holdings”) Advantage Sales & Marketing Inc. Guarantor Subsidiaries Non-Guarantor Subsidiaries Parent Guarantor of the New Senior Secured Credit Facilities Borrower under the New Senior Secured Credit Facilities Wholly owned domestic subsidiary guarantor of the New Senior Secured Credit Facilities Karman Topco L.P. (“Karman Topco”) PIPE Investors CPII Public Stockholders Conyers Park II Sponsor LLC (“CP II Sponsor”) ASI Intermediate Corp. (“ASI”) Currently known as Conyers Park II Acquisition Corp. (“CPII”) Currently known as Advantage Solutions Inc.